As filed with the Securities and Exchange Commission on March 25, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BATESVILLE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Indiana	26-1342272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of Principal Executive Offices)	(Zip Code)

HILLENBRAND, INC. STOCK INCENTIVE PLAN
HILLENBRAND, INC. BOARD OF DIRECTORS’ DEFERRED COMPENSATION PLAN
HILLENBRAND, INC. EXECUTIVE DEFERRED COMPENSATION PROGRAM
(Full title of the plans)

John R. Zerkle
Batesville Holdings, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
(Name and address of agent for service)
(817) 931-3832
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed Maximum	Proposed Maximum	Amount of
of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, no par value	4,635,436 shares	$19.38	$89,834,749.68	$3,530.51
Deferred Compensation Obligations, payable in Common Stock, no par value (3)	150,000 shares	$19.38	$2,907,000.00	$114.24
Total	4,785,436 shares		$92,741,749.68	$3,644.75

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares as may become issuable under the plans pursuant to the anti-dilution provisions therein.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of the common stock as reported on the when-issued market on the New York Stock Exchange on March 24, 2008.

(3)	The Deferred Compensation Obligations are unsecured general obligations of Batesville Holdings, Inc. to pay deferred compensation in accordance with the Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan and the Hillenbrand, Inc. Executive Deferred Compensation Program. The Deferred Compensation Obligations are payable in up to 150,000 shares common stock of Batesville Holdings, Inc., no par value.

EXPLANATORY NOTE
     On March 14, 2008, the board of directors of Hillenbrand Industries, Inc. (“Original Hillenbrand”) formally approved the distribution of all the shares of common stock, no par value (the “Common Stock”), of Batesville Holdings, Inc. (the “Company”), a wholly owned subsidiary of Original Hillenbrand, to Original Hillenbrand’s shareholders. The Company was recently formed to become a holding company for Original Hillenbrand’s funeral service business. On March 31, 2008, Original Hillenbrand will distribute one share of Common Stock for every share of Original Hillenbrand common stock held by Original Hillenbrand shareholders of record as of the close of business on March 24, 2008, the record date for the distribution. This transaction is referred to in this registration statement as the “distribution.”
     In connection with the distribution, the Company will change its name to “Hillenbrand, Inc.” and Original Hillenbrand will change its name to “Hill-Rom Holdings, Inc.”
     In connection with the distribution, the Company has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the Common Stock that may be issued pursuant to the Hillenbrand, Inc. Stock Incentive Plan, the Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan and the Hillenbrand, Inc. Executive Deferred Compensation Program.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission (SEC File No. 001-33794) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:
1.	the Company’s Registration Statement on Form 10 filed with the Commission on November 5, 2007, as amended by Amendment No. 1 to Registration Statement on Form 10 filed with the Commission on January 16, 2008, Amendment No. 2 to Registration Statement on Form 10 filed with the Commission on February 19, 2008, Amendment No. 3 to Registration Statement on Form 10 filed with the Commission on March 10, 2008, Amendment No. 4 to Registration Statement on Form 10 filed with the Commission on March 12, 2008, Amendment No. 5 to Registration Statement on Form 10 filed with the Commission on March 13, 2008 and Amendment No. 6 to Registration Statement on Form 10 filed with the Commission on March 14, 2008 (as so amended, the “Form 10”);

2.	the description of the Common Stock contained in the Company’s Information Statement, dated March 17, 2008, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 18, 2008; and

3.	the Company’s Current Report on Form 8-K filed with the Commission on March 18, 2008.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold (other than information that is furnished rather than filed in accordance with Commission rules), will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.
     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the conduct was in the corporation’s best interests and in all other cases, the action taken was not against the interests of the corporation; and in the case of criminal proceedings the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, by-laws or resolutions of the board of directors or shareholders.
     The Company’s articles of incorporation and by-laws generally obligate the Company to indemnify its directors and officers to the full extent permitted by the IBCL and to advance expenses incurred by its directors and officers in the defense of certain claims.
     In connection with the distribution, the Company expects to enter into indemnification agreements with its directors and certain of its officers. Generally, these indemnification agreements will obligate the Company to indemnify each director and each such officer to the full extent permitted by the laws of the State of Indiana. Indemnification will be required against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of a claim, made against the director or officer by reason of his or her service in such role for the Company. Indemnification is not available in certain circumstances, including where a court determines that the director or officer derived an improper personal benefit, where a court determines that indemnification is not lawful under any applicable statute or public policy or in connection with any proceeding initiated by the officer or director unless required by law, authorized by the Company’s board of directors or related to enforcement of the indemnification agreement.
     In connection with the distribution, the Company intends to obtain policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit
Number	Description
*4.1	Restated and Amended Articles of Incorporation of Hillenbrand, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10)
*4.2	Amended and Restated Code of By-laws of Hillenbrand, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10)
5.1	Validity Opinion of Barnes & Thornburg, LLP
5.2	Opinion of Bracewell & Giuliani LLP
*10.1	Hillenbrand, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Form 10)
*10.2	Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.13 to the Form 10)
*10.3	Hillenbrand, Inc. Executive Deferred Compensation Program (incorporated by reference to Exhibit 10.16 to the Form 10)
23.1	Consent of Barnes & Thornburg, LLP (included in Exhibit 5.1)
23.2	Consent of Bracewell & Giuliani LLP (included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (set forth on the signature page hereto)

*	incorporated herein by reference

Item 9.	Undertakings.
     (a)     The undersigned registrant hereby undertakes:
     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4)     That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, State of Indiana, on the 25th day of March, 2008.

BATESVILLE HOLDINGS, INC. (Registrant)
By:	/s/ John R. Zerkle
	Name:	John R. Zerkle
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appears below hereby constitute and appoint John R. Zerkle, Cynthia L. Lucchese and Theodore S. Haddad, Jr., and each of them, his or her true and lawful attorney-in-fact and agents, with full and several power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on March 25, 2008.

Signature	Title
/s/ Kenneth A. Camp Kenneth A. Camp	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Cynthia L. Lucchese Cynthia L. Lucchese	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Theodore S. Haddad, Jr. Theodore S. Haddad	Chief Accounting Officer (Principal Accounting Officer)
/s/ Ray J. Hillenbrand Ray J. Hillenbrand	Chairman of the Board of Directors
/s/ W August Hillenbrand W August Hillenbrand	Director
/s/ Eduardo R. Menascé Eduardo R. Menascé	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
*4.1	Restated and Amended Articles of Incorporation of Hillenbrand, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10)
*4.2	Amended and Restated Code of By-laws of Hillenbrand, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10)
5.1	Validity Opinion of Barnes & Thornburg, LLP
5.2	Opinion of Bracewell & Giuliani LLP
*10.1	Hillenbrand, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Form 10)
*10.2	Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.13 to the Form 10)
*10.3	Hillenbrand, Inc. Executive Deferred Compensation Program (incorporated by reference to Exhibit 10.16 to the Form 10)
23.1	Consent of Barnes & Thornburg, LLP (included in Exhibit 5.1)
23.2	Consent of Bracewell & Giuliani LLP (included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (set forth on the signature page hereto)

*	incorporated herein by reference